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                SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT


                                     BETWEEN


                          ADVANTUS SPECTRUM FUND, INC.


                                       AND


                        MINNESOTA LIFE INSURANCE COMPANY


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                SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT


                  AGREEMENT made as of the 26th of July, 2000, by and between Advantus Spectrum Fund, Inc., a Minnesota corporation, having its principal office and place of business at 400 Robert Street North, St. Paul, Minnesota 55101 (the "Fund"), and Minnesota Life Insurance Company, a Minnesota corporation having its principal office and place of business at 400 Robert Street North, St. Paul, Minnesota 55101 ("ML").

                  WHEREAS, the Fund has contracted with PFPC Inc. formerly "First Data Investor Services Group, Inc.", (the "Transfer Agent"), to provide customary transfer agent services to the Fund; and

                  WHEREAS, the Fund has reserved certain shareholder servicing tasks and responsibilities ("Shareholder Services") which are to be performed by ML rather than the Transfer Agent; and

                  WHEREAS, the Fund has further reserved certain accounting, auditing, legal and other administrative tasks and responsibilities ("Administrative Services") to be performed by ML; and

                  WHEREAS, the Fund desires to appoint ML as its Shareholder Services agent and agent in connection with certain other Administrative Services, and ML desires to accept such appointment;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


Article 1             TERMS OF APPOINTMENT AND DUTIES OF ML

                      1.01 Subject to the terms and conditions set forth in this Agreement, and in accordance with procedures established from time to time by agreement between the Fund and ML, ML hereby agrees to provide the following Administrative Services:

                      (a) Register or qualify, and maintain the registrations or qualifications, of the Fund and its common stock ("Shares") under state or other securities laws;

                      (b) Calculate the Fund's net asset value per Share at such times and in such manner as specified in the Fund's current prospectus and statement of additional information and at such other times as the parties hereto may from time to time agree upon;


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                      (c)    Upon the Fund's distribution of dividends and
                             capital gains, calculate the amount of such dividends and capital gains to be received per Share and calculate the number of additional Shares to be received by each Shareholder, other than any shareholder who has elected to receive such dividends and capital gains in cash;

                      (d) Prepare and maintain all accounting records required by the Fund, including a general ledger;

                      (e) Prepare the Fund's annual and semi-annual financial statements;

                      (f) Prepare and file the Fund's income, excise and other tax returns;

                      (g) Provide audit assistance in conjunction with the Fund's independent auditors;

                      (h) Provide such legal services as the parties hereto may from time to time agree upon, including without limitation preparation and filing with the Securities and Exchange Commission of the annual or more frequent post-effective amendments to the Fund's registration statement and the Fund's proxy materials; and

                      (i) Provide such other Administrative Services as the parties hereto may from time to time agree upon.

                      1.02 As Shareholder Services agent, ML agrees to provide or perform the following Shareholder Services in accordance with procedures established from time to time by agreement between the Fund and ML:

                        (a) Receive telephone redemption requests, telephone redemption directions, wire order purchase requests and telephone transfer instructions, and deliver such requests, directions and instructions together with other appropriate information, to the Transfer Agent;

                        (b) Provide customer service representatives to respond to telephone inquiries relating to the Fund from customers, shareholders and/or registered representatives and forward any pertinent information, including without limitation instructions pertaining to any periodic investment plan, periodic withdrawal plan or other plan set out in the currently effective prospectus, or requests to the Transfer Agent. ML shall transmit electronically, via U.S. mail or any other delivery means ML determines to be suitable, any Shareholder or account transaction instructions received, to the Transfer Agent in a timely fashion; and

                        (c) ML will calculate any minimum required distribution amounts for plans qualified under Section 401(a) or 408 of the Internal Revenue Code, as


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                             that term is defined under the Code or delegate
                             such responsibility to a suitable agent, with the Fund's approval.


Article 2               ADDITIONAL DUTIES

                        2.01 ML shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ML agrees that all such records prepared or maintained by ML relating to the services to be performed by ML hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                        2.02 ML and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required be law.

                        2.03 ML will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund in case of any requests or demands for the inspection of Shareholder records. ML reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 3             FEES AND EXPENSES

                      3.01 For Shareholder Services performed by ML pursuant to this Agreement, the Fund will pay ML an annual account servicing fee as set forth in Schedule A. In addition to the fees, the Fund will reimburse ML for out-of-pocket expenses or advances incurred by ML. Such fees, out-of-pocket expenses or advances may be changed from time to time subject to mutual written agreement between the Fund and ML.

                      3.02 For Administrative Services performed by ML pursuant to this Agreement, the Fund will pay ML a monthly Administrative Services Fee as set forth in Schedule A. In addition to the fees, the Fund will reimburse ML for out-of-pocket expenses or advances incurred by ML. Such fees, out-of-pocket expenses or advances may be changed from time to time subject to mutual written agreement between the Fund and ML.


Article 4             REPRESENTATIONS AND WARRANTIES OF ML

                      ML represents and warrants to the Fund that:

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                      4.01 It is a corporation duly organized and existing and
in good standing under the laws of the State of Minnesota.

                      4.02 It is duly qualified to carry on its business in the State of Minnesota

                      4.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                      4.04 It agrees to obtain and maintain, all regulatory licensing as may be required of it, if any, under this Agreement.

Article 5             REPRESENTATIONS AND WARRANTIES OF THE FUND

                      The Fund represents and warrants to ML that:

                      5.01 It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

                      5.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

                      5.03 All corporate proceedings required by said Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement.

                      5.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

                      5.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 6             INDEMNIFICATION

                      6.01 ML shall not be responsible for, and the Fund shall indemnify and hold ML harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                      (a) All actions of ML or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct.

                      (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

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                      (c) The reliance on or use by ML or its agents or
subcontractors of information, records and documents which (i) are received by ML or is agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

                      (d) The reliance on, or the carrying out by ML or its agents or subcontractors of any instructions or requests of the Fund.

                      (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                      6.02 ML shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ML as a result of ML's lack of good faith, negligence or willful misconduct, or ML's refusal or failure to comply with the terms of this Agreement, or which arise out of the breach of any representation or warranty of ML hereunder.

                      6.03 At any time ML may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by ML under this Agreement, and ML and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good-faith reliance upon such instructions or upon the opinion of such counsel. ML, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ML or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change or authority of any person, until receipt of written notice thereof from the Fund. ML, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any transfer agent or registrar, or of a co-transfer agent or co-registrar.

                      6.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, the party shall not be liable for damages to the other parties for any damages resulting from such failure to perform or otherwise from such causes.

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                      6.05 No party to this Agreement shall be liable to any
other party for consequential damages, whether under any provision of this Agreement or for any act or failure to act hereunder.

                      6.06 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 7             TERMINATION OF AGREEMENT

                      7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other party.

Article 8             ASSIGNMENT

                      8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                      8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 9             AMENDMENT

                      9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

Article 10            GOVERNING LAW

                      10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.


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Article 11            ENTIRE AGREEMENT

                      11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12            EFFECTIVE DATE

                      12.01 This Agreement shall be effective as of May 1, 2000.

                      IT WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                       ADVANTUS SPECTRUM FUND, INC.

                       By     /s/ William N. Westhoff
                         ----------------------------------------------------
                                  William N. Westhoff, President

                       Attest /s/ Frederick P. Feuerherm
                              -----------------------------------------------
                                  Frederick P. Feuerherm, Treasurer


                       MINNESOTA LIFE INSURANCE COMPANY

                       By     /s/ Robert E. Hunstad
                         ----------------------------------------------------
                                  Robert E. Hunstad, Executive Vice President

                       Attest /s/ Dennis E. Prohofsky
                              -----------------------------------------------
                                  Dennis E. Prohofsky, Senior Vice
                                  President, General Counsel and Secretary




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                                   SCHEDULE A

                                     TO THE

                SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT

                                       FOR

                          ADVANTUS SPRECTUM FUND, INC.

                           (As effective May 1, 2000)


                  (1) Minnesota Life shall receive, as compensation for services performed as its shareholder servicing agent, an annual account servicing fee for each shareholder account, determined in accordance with the following table:

                               Annual Account Fee
                               ------------------
                                     $5.00


                  (2) Minnesota Life shall receive, as compensation for its accounting, auditing, legal and other administrative services pursuant to this Agreement, a monthly fee determined in accordance with the following table:

                             Monthly Administrative
                                   Service Fee
                                   -----------
                                     $6,200.00

                  The above monthly fees shall be paid to Minnesota Life not later than five days following the end of each calendar quarter in which said services were rendered.




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